Exhibit 10.40

May 17, 2010

Mr. Frank J. Biondi, Jr.

110 N. Rockingham Avenue

Los Angeles, CA 90049

Re:  RealD Inc.

Dear Frank:

We are very pleased to offer you a position as a member of the Board of Directors (the “Board”) of RealD Inc. (the “Company”).  This offer, which is subject to the approval of each of the current members of our Board, is based on the following terms and conditions:

Start Date:

Closing date of initial public offering of the Company (the “Effective Date”).  You will serve as a member of the Board until the annual meeting for the year in which your term expires or until your successor has been elected and qualified, subject however, to your prior death, resignation, retirement, disqualification or removal from office.

Term:	Your initial term on the Board shall be two (2) years.

Committees:

You acknowledge and agree that, in order to meet SEC and NYSE rules, you will be required to serve on one or more of the Board’s Audit Committee, Compensation Committee and Nominating and Governance Committee, and that such committee assignments will be as agreed between you and the Company, and that you will be compensated for service on any committee as provided herein.

Compensation:

In consideration of your services as a member of the Board, you will receive: (i) a one-time $25,000 cash retainer to be paid within thirty (30) days of your appointment to the Board; and (ii) a $30,000 annual cash retainer to be paid in equal quarterly installments for so long as you remain a member of the Board.  Your initial annual cash retainer will be pro rated for service from the date of the Company’s initial public offering through its first annual stockholder meeting.

In consideration for your services as Chair of the Audit Committee, if applicable, you will receive a $15,000 annual cash retainer to be paid in equal quarterly installments for so long as you remain the Audit Committee Chair.

100 N. Crescent Drive, Suite 120 Beverly Hills, CA 90210

(310) 385-4000 www.reald.com

In consideration for your services as Chair of the Compensation Committee, if applicable, you will receive a $10,000 annual cash retainer to be paid in equal quarterly installments for so long as you remain the Compensation Committee Chair.

In consideration for your services as Chair of the Nominating and Governance Committee, if applicable, you will receive a $7,500 annual cash retainer to be paid in equal quarterly installments for so long as you remain the Nominating and Governance Committee Chair.

All or a portion of your annual cash retainer may be deferred in an amount equal to at least fifty percent (50%) of your annual cash retainer into a restricted stock unit account. The election for deferring your annual cash retainer must be made prior to the beginning of the annual Board cycle, which shall initially be July 1, or earlier as necessary to comply with Internal Revenue Code §409A.

For each in-person Board and committee meeting you attend, you will receive: (A) $1,500 per meeting that you attend in person or (B) 1,000 per meeting that you attend by telephone. For each telephonic Board and committee meeting you attend, you will receive: (1) $1,500 per meeting or (2) $1,000 per meeting that last less than 30 minutes.

Restricted Stock Units:

On the day prior to the Company’s initial public offering, in connection with your commencement of service as a member of the Board, you will be granted a one-time restricted stock unit award under the RealD Inc. 2010 Stock Incentive Plan (“2010 Plan”) for the number of shares equal to $25,000 at a price per share equal to the Company’s initial public offering opening price which will vest at the rate of 1/24th per month on the 1st day of each of the 24 months following the month of the grant date, subject to your continued service as a member of the Board.

Within fifteen (15) days after the Company’s annual meeting of stockholders, in connection with your continuing service as a member of the Board, you will be granted an annual restricted stock unit award under the 2010 Plan for the number of shares equal to $120,000 at a price per share equal to the Company’s stock price on the grant date which will vest at the rate of 1/12[h] per month on the 1st day of each of the 12 months following the month of the grant date, subject to your continued service as a member of the Board. The annual restricted stock unit award will be pro-rated for service if a director joins mid-year, which is measured from annual stockholder meeting to annual stockholder meeting.  Your initial annual restricted stock unit award will be pro-rated for service from the date of the Company’s initial public offering through its first annual stockholder meeting.

Holding Period for Restricted Stock Units and Stock Ownership Guidelines:

In order to promote long-term alignment of directors and stockholders interests, the Company requires that the restricted stock units granted to you be held for five (5) years from the grant date. You are also required to own the Company’s common stock in an amount equal to five (5) times the annual cash retainer you receive for your services as a member of the Board. Until the stock ownership guidelines are satisfied, all net after-tax profit shares must be held after the restricted stock units have vested. Once the restricted stock units have vested, this mandatory retention requirement for all net after-tax profit shares no longer applies.

Responsibilities:

As a director of the Company, your duties and responsibilities will be those reasonably and customarily associated with such position, including, without limitation, attendance at all regular and special meetings of the Board and, if you are a member of a committee of the Board, attendance at all regular and special meetings of such committee.

Expenses:

The Company will reimburse you for all reasonable, out-of-pocket costs and expenses incurred by you in connection with attending Board meetings and, if you are a member of a committee of the Board,  committee meetings.

Confidentiality:

As a condition of this offer, you will be required to preserve the Company’s proprietary and confidential information and you must comply with the Company’s policies and procedures.  Accordingly, as a pre-condition to your appointment to the Board, you are required to execute the Nondisclosure Agreement enclosed herewith.  This agreement will be effective as of the Effective Date.

Indemnification:

In the interest of retaining and attracting qualified individuals to provide services to the Company, the Company has or will enter into an Indemnification Agreement with each of its directors and executive officers.  An Indemnification Agreement will be provided to you to sign upon your acceptance.

Your engagement as a member of the Board is contingent on all of the following:  (a) formal acceptance of this offer, (b) completion of a background, credit and reference check satisfactory to the Board.  This offer to serve as a member of the Board shall be at the will of the Board, which means that this relationship can be terminated at any time by either party.   Upon accepting our offer to join the Board you agree we will have the right to mention your name and other customary information in documents we file with the Securities and Exchange Commission press releases and other business documentation as appropriate, including, inclusion of such information in our registration statement and the related prospectus naming you as a person about to become a member of the Board and such other information regarding you as is required to be included therein under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

To accept this offer, please sign the acknowledgment at the end of this letter acknowledging and agreeing to the terms and conditions of your service as a member of the Board of the Company.

[Signature page follows.]

We sincerely hope that you decide to join the Board of Directors of the Company.  Please contact me with any questions regarding the foregoing.

Sincerely,

REALD INC.

	By:	/s/ Michael V. Lewis
Michael V. Lewis
Chief Executive Officer and
Chairman of the Board

ACKNOWLEDGED AND AGREED TO BY:

/s/ Frank J. Biondi, Jr.
Frank J. Biondi, Jr.

Date: May 21, 2010

I hereby consent to the inclusion in the Registration Statement on Form S-1 of RealD Inc. (SEC File No. 333-165988), any amendments thereto, and in the related Prospectus, of (i) a reference naming me as a person about to become a member of the Board of Directors of RealD Inc. and (ii) such other information regarding me as is required to be included therein under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.